SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                 Amendment No. 1



                     TECHNICAL CHEMICALS AND PRODUCTS, INC.
                                (Name of Issuer)


                         Common Stock, par value $0.001
                         (Title of Class of Securities)

                                    87840Q103
                                 (CUSIP Number)



     Check the following box if a fee is being paid with this statement |_|. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

     The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)

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CUSIP NO. 87840Q103             13G                 Page    2    of    6   Page
--------------------------------------------------------------------------------
-------------- -----------------------------------------------------------------
     1         NAME OF REPORTING PERSON            Jack L. Aronowitz
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

-------------- -----------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                 (a) |_|
                                 (b) |X|

-------------- -----------------------------------------------------------------
     3         SEC USE ONLY


-------------- -----------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                                      USA
--------------------------- ----- ----------------------------------------------
                              5   SOLE VOTING POWER

        NUMBER OF                 4,561,666
         SHARES
                            ----- ----------------------------------------------
  BENEFICIALLY OWNED BY       6   SHARED VOTING POWER
      EACH REPORTING
                                  None

                            ----- ----------------------------------------------
       PERSON WITH            7   SOLE DISPOSITIVE POWER

                                  4,191,666

 ------------- ----------------------------------------------
     8         SHARED DISPOSITIVE POWER

                                  None

-------------- -----------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                  4,561,666
-------------- -----------------------------------------------------------------
    10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW(9)EXCLUDES CERTAIN SHARES
                                  |_|


-------------- -----------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      43.6
-------------- -----------------------------------------------------------------
    12         TYPE OF REPORTING PERSON

                                       IN
-------------- -----------------------------------------------------------------

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CUSIP No.     87840Q103           13G                      Page  3  of  6  Pages
--------------------------------------------------------------------------------

Item 1.

         (a)      Name of Issuer:

                  Technical Chemicals and Products, Inc.

         (b)      Address of Issuer's Principal Executive Offices:

                  3341 S.W. 15th Street
                  Pompano Beach, FL  33069

Item 2.

         (a)      Name of Person Filing:

                  Jack L. Aronowitz

         (b)      Address of Principal Business Office or if None, Residence:

                  3341 S.W. 15th Street
                  Pompano Beach, FL  33069

         (c)      Citizenship:

                  USA

         (d)      Title of Class of Securities:

                  Common Stock, par value $0.001

         (e)      Cusip Number:

                  87840Q103
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  CUSIP No.     87840Q103            13G            Page    4    of    6   Pages
--------------------------------------------------------------------------------

Item 3.

         N/A

Item 4.  Ownership

         (a)      Amount Beneficially Owned: 4,561,666

                  Includes 370,000 over which Mr. Aronowitz holds a proxy to vote such shares.

         (b)      Percent of Class: 43.6

         (c)      Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote:
                           4,561,666

                  (ii)     Shared power to vote or to direct the vote:
                           None

                  (iii)    Sole power to dispose or to direct the
                           disposition of:   4,191,666

                  (iv)     Shared power to dispose or to direct the
                           disposition of:   None

Item 5.  Ownership of Five Percent or Less of a Class

                  N/A

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  CUSIP No.     87840Q103          13G              Page    5    of    6   Pages
--------------------------------------------------------------------------------

Item 6.  Ownership of More than Five Percent on Behalf
                  of Another Person

Item 7.  Identification and Classification of the Subsidiary
                  Which Acquired the Security Being Reported on by the Parent Holding Company

                  N/A

Item 8.  Identification and Classification of Members of the Group

                  N/A

Item 9.  Notice of Dissolution of Group

                  N/A

Item. 10.         Certification

                  N/A






                  (Remainder of page intentionally left blank)

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  CUSIP No.     87840Q103        13G                Page    6    of    6   Pages
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                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 12, 1997

                                                     /s/  Jack L. Aronowitz
                                                          Jack L. Aronowitz

                                    EXHIBITS


                                      None






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